Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154-1895	Main 212.407.4000 Fax 212.407.4990

December 17, 2025

Trailblazer Holdings, Inc.
510 Madison Avenue, Suite 1401

New York, New York 10022

Re:	Trailblazer Holdings, Inc.

Ladies and Gentlemen:

We have acted as United States securities counsel to Trailblazer Holdings, Inc., a Delaware Corporation (the “Company”) in connection with the Registration Statement on Form S-4 (File No. 333-283153) initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on November 12, 2024 under the Securities Act of 1933, as amended (the “Act”). Such Registration Statement as amended, or supplemented, is hereinafter referred to as the “Registration Statement”. The Company has entered into a Merger Agreement, dated as of July 22, 2024, as amended on November 11, 2024 and November 6, 2025 (the “Business Combination Agreement”) by and among the Company, Trailblazer Merger Corporation I., a Delaware corporation and the parent of the Company (“Parent”), Trailblazer Merger Sub, Ltd., a private company organized in Israel and wholly-owned subsidiary of Parent (“Merger Sub”), and Cyabra Strategy Ltd., a private company organized in Israel (“Cyabra”). Pursuant to the Business Combination Agreement, Merger Sub will merge with and into Cyabra with Cyabra continuing as the surviving entity and as a wholly-owned subsidiary of the Company (the “Acquisition Merger”). Prior to the effective time of the Merger (the “Effective Time”),the Company will merge with and into Parent with the Company continuing as the surviving entity (the “Parent Merger”). The Parent Merger and the Acquisition Merger are subject to the approval of the shareholders of the Parent.

On the effective date of the Parent Merger, among other things, all of the currently issued and outstanding shares of common stock, par value $0.0001 per share, of Parent (the “Parent Common Stock”) will convert automatically by operation of law, on a one-for-one basis, into shares of common stock, par value $0.0001 per share, of the Company (the “ Common Stock”).

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

Trailblazer Holdings, Inc. Page 2

This opinion is being rendered in connection with the registration under the above-referenced Registration Statement of up to (i) 13,079782 shares of Common Stock including (a) 2,452,316 shares of Common Stock issuable upon conversion of the outstanding shares of Parent Common Stock into shares of Common Stock (the “Conversion Shares”), (b) 729,450 shares of Common Stock issuable upon exchange of the Rights (the “Rights Shares”), (c) 7,586,016 shares of Common Stock issued as consideration to certain holders of issued and outstanding ordinary shares of Cyabra pursuant to the Business Combination Agreement the “Cyabra Shares”), (d) 312,000 shares of Common Stock issued to the underwriters as deferred underwriting fees and advisory fees (the “Advisor Shares”), (e) 2,000,000 shares of Common Stock issued to certain legal advisors (the “Legal Advisor Shares”) upon the conversion of certain convertible notes held by such legal advisors (the “Legal Advisor Notes”), (ii) 2,217,209 shares of Series A Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”) issuable as consideration to the holders of the issued and outstanding shares of Series B Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”) of Cyabra pursuant to the Business Combination Agreement, and (iii) two convertible notes issued to certain legal advisors each of which is convertible into the Legal Advisor Shares (the “Legal Advisor Convertible Notes”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinions set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon representations of certain officers of the Company.

Based upon the foregoing, we are of the opinion that:

1. Upon the effectiveness and closing of the Parent Merger, the Conversion Shares will be validly issued, fully paid and non-assessable.

2. Upon issuance in accordance with the Business Combination Agreement, the Cyabra Shares and the Advisor Shares will be validly issued, fully paid and non-assessable.

3. Upon issuance in accordance with the Rights Agreement following the Business Combination (as defined in the Registration Statement), the Rights Shares will be validly issued, fully paid and non-assessable.

4. Upon issuance in accordance with the Business Combination Agreement and the Legal Advisor Notes and the Legal Advisor Shares will be validly issued, fully paid and non-assessable.

5. Upon issuance in accordance with the Business Combination Agreement, the Series A Preferred Shares will be validly issued, fully paid and non-assessable.

Trailblazer Holdings, Inc. Page 3

The opinions we express above are based upon a review only of those laws, statutes, rules, ordinances and regulations which, in our experience, a securities lawyer who is a member of the bar of the State of New York and practicing before the Commission exercising customary professional diligence would reasonably recognize as being applicable to the foregoing transactions.

We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effector enforceability of any such provision is to be determined by any court other than a state court of the State of New York or (ii) waivers by the Company of any statutory or constitutional rights or remedies. We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

The opinions we express herein are limited to matters involving the internal laws of the State of New York and the applicable provisions of the DGCL. We express no opinion with respect to any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption, “Legal Matters,” in the Registration Statement and in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP